MENTORTECH
otherwise known as PC ETCETERA




Company Press Release

Mentortech Inc.

New York, New York, December 5, 1997.  Mentortech,  Inc. (Nasdaq Bulletin Board:
MNTK) announced today that the Company has sold 1,215,000 Units in a private placement, each Unit consisting of two shares of Common stock and one two-year Warrant to purchase a share of Common Stock. The private placement provides for the sale of a maximum of 2,045,455 Units. The price per Unit was $1.10 and the exercise price of the Warrant contained in each Unit is $.55 per share of Common Stock. The closing for the sale of the 1,215,000 Units took place on December 5, 1997 and the final closing, if any, for additional Units will take place on or before December 15, 1997. The proceeds of the private placement will be used to provide the Company with funds for the development of its business and for working capital.

In connection with, but separately from the private placement, the Company's principal shareholder, Mashov Computers Marketing Ltd., agreed to convert $1,162,000 of debt owed to it by the Company into 1,056,363 Units.

The securities offered in the private placement and to Mashov Computers have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.





                                  462 Seventh Avenue, 4th fl. New York, NY 10018
                                                   T:212.736.5870 F:212.736.9046